Exhibit 99.2


ESCO Technologies

For more information contact:                             For media inquiries:
Patricia K. Moore                                         David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                  ESCO ANNOUNCES ADDITIONAL AMI ORDERS AT PG&E

     ST. LOUIS, May 6, 2008 - ESCO Technologies Inc. (NYSE: ESE) today announced that subsequent to the quarter ended March 31, 2008, Pacific Gas and Electric Company (PG&E) has placed follow-on orders for an additional 100,000 Aclara RF electric and an additional 119,000 Aclara RF gas advanced metering infrastructure (AMI) products for PG&E's SmartMeter Program. The total value of these April 2008 orders was $11.1 million.

     Earlier in the year, PG&E indicated its intent to order additional quantities of Aclara RF electric AMI devices throughout 2008, and these additional 100,000 RF electric units are a step toward this intended goal.

     The $11.1 million of new orders are in addition to the $32.3 million of orders received during the 2008 second quarter as disclosed in the Company's earnings release dated May 6, 2008, which brings the fiscal 2008 year-to-date total PG&E orders to $57.6 million.

     Since the inception of its SmartMeter Program, PG&E has placed firm orders with Aclara for 1.7 million total AMI units with a total contract value of $112.4 million through today, with the expectation of additional orders over the remainder of fiscal 2008.

     The 1.7 million Aclara units ordered to date include approximately 390,000 TWACS power-line system units; approximately 190,000 STAR RF electric units; and approximately 1.1 million STAR RF gas units, along with related network infrastructure and software.

     The RF electric units will operate under PG&E's installed STAR Network AMI system which currently manages data from nearly 300,000 gas meters already installed in the region.

     Gary Moore, President of Aclara RF Systems, commented, "We are enthusiastic about the performance of our suite of new product offerings, and excited that PG&E will expand its deployment of Aclara's AMI technology for its electric as well as gas requirements in theCentral Valley. We believe that this decision will allow PG&E to cost-effectively expand its industry leading AMI system and leverage its present fixed-network infrastructure while meeting the requirements of its customers for energy-efficient utility solutions today, and well into the future."

     Vic Richey, ESCO's Chairman and Chief Executive Officer, commented, "I am very pleased to be partnered with PG&E on this AMI deployment and I'm proud to announce that we have nearly 1.7 million AMI units under contract with this valued customer. We remain committed to supporting PG&E in their SmartMeter program, and we will not waver in our support of helping PG&E achieve its stated AMI goals. We will continue to invest time and resources in new products and innovative ideas which continue to show results that allow PG&E to expand its Aclara product deployment. Although PG&E has not concluded its evaluation of competing electric AMI technologies, we believe this decision to deploy additional Aclara products during 2008 is a promising development and will allow us to demonstrate on a large scale the features and benefits that our hybrid electric solution offers."

Forward-Looking Statements

     Statements in this press release regarding the amounts and timing of fiscal 2008 and beyond electric or gas product deliveries to PG&E, the ultimate outcome of PG&E's ongoing assessment of electric AMI technologies, benefits derived by PG&E, future investments, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 2007; actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; PG&E's evaluation of other technologies to meet their requirements for the electric portion of its service territory; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and content of purchase order releases underthe PG&E contracts; the Company's successful performance of the PG&E contracts; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key customers, suppliers and subcontractors; labor disputes; and changes in laws and regulations.

About Aclara

     The Aclara brand represents the industry's leading fixed-network AMI/AMR technologies and MDM software serving water, gas, and electric utilities worldwide. While Aclara is the singular brand and identity, the Company retains the known technology brands of DCSI (TWACS), Hexagram, Inc. (STAR Network), and Nexus Energy Software (Energy Vision and ENERGYprism). These three companies operate as Aclara Power-Line Systems Inc., Aclara RF Systems Inc., and Aclara Software Inc., respectively. Further information regarding Aclara is available on the Company's web site at www.AclaraTech.com.

About ESCO

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.
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